Exhibit 99.1

Media Contact: Heather Worley; 214.932.6827

heather.worley@texascapitalbank.com

Investor Contact: Myrna Vance, 214.932.6646

myrna.vance@texascapitalbank.com

TEXAS CAPITAL BANCSHARES ANNOUNCES PRICING OF COMMON STOCK OFFERING

DALLAS (July 26, 2012) – Texas Capital Bancshares, Inc. (NASDAQ: TCBI) announced today that it has priced a public offering of 2 million shares of common stock to the public at $40.00 per share for total gross proceeds of $80 million. The Company expects to close the sale of the shares of common stock on August 1, 2012, subject to customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from Texas Capital to cover over-allotments, if any. Macquarie Capital (USA), Inc. and Deutsche Bank Securities Inc. are serving as joint bookrunning managers for the equity offering.

Texas Capital Bancshares has filed a registration statement (including a prospectus) with the SEC for the offering. The offering is being made only by means of a prospectus and related prospectus supplement. Prospective investors should read the prospectus in that registration statement, the related prospectus supplement and other documents that Texas Capital has filed with the SEC for more complete information about Texas Capital and the offering. Investors may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Texas Capital, the underwriter or any dealer participating in the offering will arrange to send investors the prospectus if requested by contacting Macquarie Capital (USA) Inc., 125 West 55th Street, New York, NY 10019, Attention: Prospectus Department, by emailing US.Prospectus@Macquarie.com or by calling 888-268-3937, or Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group by emailing prospectus.cpdg@db.com or by calling 800-503-4611.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TEXAS CAPITAL BANCSHARES, INC.

Texas Capital Bancshares, Inc. (NASDAQ:TCBI) is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the Bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.

This news release may be deemed to include forward-looking statements, such as statements that relate to the common stock offering and whether or not Texas Capital will consummate the offering. Forward-looking statements are Texas Capital’s current estimates or expectations of future events or future results. A number of factors, many of which are beyond Texas Capital’s control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the prospectus relating to the offering and the Annual Report on Form 10-K and other filings made by Texas Capital with the Securities and Exchange Commission (SEC).

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